Exhibit 99

       RF Monolithics Reports Fourth Quarter and Fiscal Year 2006 Results

           Reports Profitable Year and 17% Year-over-Year Sales Growth

    DALLAS--(BUSINESS WIRE)--Oct. 12, 2006--RF Monolithics, Inc. (NASDAQ:RFMI) today reported sales for the fourth quarter ended August 31, 2006, were $14.5 million compared with sales of $11.5 million in the fourth quarter of the prior year and sales of $14.7 million reported for the third quarter of fiscal year 2006. Sales for the year ended August 31, 2006, were $54.2 million compared with sales of $46.2 million for the year ended August 31, 2005.

    Net income for the fourth quarter ended August 31, 2006, was $77,000, or income of $0.01 per diluted share, compared to a net loss of $202,000, or $0.03 per diluted share, for the fourth quarter of the prior year. Net income for the year ended August 31, 2006, was $581,000 or $0.07 per diluted share, compared to the net income of $484,000 million or $0.06 per diluted share for the prior year.

    David M. Kirk, President and CEO of RF Monolithics, Inc., commented, "We reported strong performance this year with near record annual sales and an increase of 17% over the prior year. Sales into the satellite radio application were the growth driver for this annual increase. Our cost reduction initiatives throughout the year enabled us to maintain our gross margins in some very competitive markets and to report a profitable year. We ended the year with a very strong balance sheet that allowed us to acquire businesses with portfolios of wireless modules, box products and asset management software platforms and services.

    "These acquisitions significantly accelerated our progress in executing our wireless solutions strategy. We believe we are now in a position to offer the broadest range of radios, modules, and protocols in the industry and, to our knowledge, no one else combines such a broad line of radio offerings with a value added application and services platform. With our expanded offerings, we will aggressively explore opportunities in the rapidly emerging wireless connectivity market and expect to be a leader in enabling the pervasive internet. With these acquisitions (now operated by our subsidiaries Cirronet and Aleier) we also added depth to our team including managers, engineers, and technical personnel."

    Mr. Kirk further commented, "Going forward, we will be reporting on a consolidated basis including acquisition costs. Therefore, in order to clearly communicate our performance, we will report profit on a proforma basis, excluding intangible acquisition costs, as well as on a GAAP basis. We will also report our sales under our wireless solutions group and wireless components group. We will include Cirronet and Aleier sales activity in the wireless solutions group beginning in the first quarter.

    "We expect a 30% to 38% year-over-year sales increase for our first quarter. This would be consolidated sales in the $16.0 to $17.0 million range. Our gross profit margin is expected to be in the 31% to 34% range. Our operating expenses, on a proforma basis, are expected to be in the range of $5.2 to $5.6 million, including the new acquisitions. In addition, we will report acquisition-related costs including amortization of intangible assets of $0.5 to $0.6 million."

    Quarter/Annual Highlights:

    -- Year-over-year sales increased approximately 17% due to strong filter sales into Satellite Radio applications and very solid sales throughout the year in the industrial markets.

    -- Year-end backlog, prior to our acquisitions, was $11.2 million, up 6% compared to the prior year end.

    -- Operating cash flow for fiscal year 2006 was $2.7 million and for the fourth quarter was $813,000, continuing to support our strategic plans.

    -- During the quarter, we announced acceleration of our wireless solutions initiative with two acquisitions now operated through our subsidiaries Cirronet and Aleier. These acquisitions are an integral part of our strategic plan to provide value-added wireless solutions for the pervasive internet with products and technologies that include a wide range of radio modules, gateways, wireless sensor networks, point-to-point and mesh network protocols with application software.

    --  During the quarter Cirronet introduced two new low-cost
        802.15.4 modules which operate at 2.4 GHz for wireless communications in industrial and factory applications allowing wireless networking via peer-to-peer and star topologies.

    -- During the quarter we introduced the 3rd generation of our proprietary Virtual Wire(TM) receivers, transmitters and transceivers which will enhance our mesh-enabled modules and comprehensive wireless solutions offerings.

    --  Product Mix for Current and Prior Quarter Sales were:



          Wireless Solutions Group          Q4 FY06        Q3 FY06
    ------------------------------------ -------------- --------------
       -- Virtual Wire(TM) Products       $3.3 Million   $3.7 Million
       -- Technology Development          $0.1 Million   $0.1 Million
             Subtotal                     $3.4 Million   $3.8 Million

         Wireless Components Group
    ------------------------------------
       -- Low-power Components            $3.7 Million   $3.3 Million
       -- Filter Products                 $6.0 Million   $6.5 Million
       -- Frequency Control Modules       $1.4 Million   $1.1 Million
             Subtotal                    $11.1 Million  $10.9 Million

                                         -------------- --------------
             Total Sales                 $14.5 Million  $14.7 Million


    -- Market Diversification for current and prior quarter sales were:



                                              Q4 FY06(a)   Q3 FY06(a)
                                             ------------ ------------
       -- Automotive                             29%          26%
       -- Consumer                               31%          34%
       -- Industrial                             16%          22%
       -- Telecom                                15%          12%
       -- Other                                 9%(b)        6%(b)


    -- Geographic Diversification for current and prior quarters' sales:



                                          Q4 FY06   Q3 FY06   Q4 FY05
                                         --------- --------- ---------
       -- North America                     44%       40%       42%
       -- Europe                            17%       13%       18%
       -- Asia and the rest of the world    39%       47%       40%


    (a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the Company's distributors.

    (b) Other includes the Government and Medical applications and those sales through distribution which are not considered material for tracking by application by our distributors.

    About RFM:

    Celebrating over 25 years of providing low-power wireless solutions, RFM, headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM provides the connections to extend the edge of the Internet to communicate with the billions of unconnected machines through a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance RF components. For more information on RF Monolithics, Inc., please visit the Company's websites at http://www.rfm.com and http://www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly owned subsidiaries (collectively, the "Company") involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's mission and vision, future financial and operating results, and benefits of the transaction. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions as planned, the highly competitive market in which the Company operates, rapid changes in technologies that may displace products and services sold by the Company, declining prices of products, the Company's reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of the Company's products, and changes in the Company's level of revenue or profitability. as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2005. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EDT. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access-RFM at http://www.rfm.com. Click the drop-down menu under "Company" and select the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://thomsonfinancial.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on Thomson/CCBN.

    Telephone Access-The toll-free dial-in number is 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687. This replay will be active from 7:00 p.m. ET October 12 through December 16, 2006.



                      RFM Financial News Release
----------------------------------------------------------------------

                         RF Monolithics, Inc.
      Unaudited Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)


                                     Three Months       Year Ended
                                         Ended
                                      August 31,        August 31,
                                    2006     2005     2006     2005
                                   -------- -------- -------- --------


 Sales                             $14,477  $11,492  $54,162  $46,222
 Cost of sales                      10,502    8,441   38,814   33,020
                                   -------- -------- -------- --------
    Gross profit                     3,975    3,051   15,348   13,202
                                   -------- -------- -------- --------
 Research and development            1,201    1,094    4,651    4,381
 Sales and marketing                 1,802    1,357    6,667    5,386
 General and administrative            838      788    3,284    2,962
                                   -------- -------- -------- --------
    Operating expenses               3,841    3,239   14,602   12,729
                                   -------- -------- -------- --------
    Income (loss) from operations      134     (188)     746      473
 Other expense, net                    (30)     (30)    (115)     (29)
                                   -------- -------- -------- --------
    Income (loss) before income
     taxes                             104     (218)     631      444
 Income tax (benefit) expense           27      (16)      50      (40)
                                   -------- -------- -------- --------
    Net income (loss)                  $77    $(202)    $581     $484
                                   ======== ======== ======== ========
 Earnings (loss) per share:
    Basic                            $0.01   $(0.03)   $0.07    $0.06
                                   ======== ======== ======== ========
    Diluted                          $0.01   $(0.03)   $0.07    $0.06
                                   ======== ======== ======== ========
 Weighted average common shares
  outstanding:
    Basic                            8,083    7,923    8,014    7,861
                                   ======== ======== ======== ========
    Diluted                          8,466    7,923    8,398    8,310
                                   ======== ======== ======== ========




                      RFM Financial News Release
----------------------------------------------------------------------

                         RF Monolithics, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In Thousands)
                                                 August 31, August 31,
                                                    2006       2005
                                                 ---------- ----------
ASSETS
Cash and cash equivalents                           $5,847     $5,450
Accounts receivable--net                             7,669      6,753
Inventories--net                                     9,118      8,616
Other current assets                                   447        315
                                                 ---------- ----------
  Total current assets                              23,081     21,134
Property and equipment--net                          6,275      6,235
Other assets--net                                    1,044        470
                                                 ---------- ----------
  Total                                            $30,400    $27,839
                                                 ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $5,513     $4,586
Other liabilities                                      111        181
                                                 ---------- ----------
  Total liabilities                                  5,624      4,767
Stockholders' equity                                24,776     23,072
                                                 ---------- ----------
  Total                                            $30,400    $27,839
                                                 ========== ==========

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc.
             Carol Bivings, 972-448-3767
             Director Investor Relations
             bivings@rfm.com